EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 5/5/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/12/2026	Sell	100	15.08
3/16/2026	Sell	33,036	15.11
3/19/2026	Sell	16,705	15.02
3/23/2026	Sell	43,582	14.40
5/1/2026	Sell	9,225	15.59
5/4/2026	Sell	9,705	15.43
5/5/2026	Sell	62,665	15.37